Exhibit 99.1

                          Baldwin Elects New Directors

     SHELTON, Conn.--(BUSINESS WIRE)--June 16, 2006--Baldwin Technology Company, Inc. (AMEX: BLD), a leading global manufacturer of printing press accessories and control equipment, announced today that Karl Puehringer and Ron Salvagio have been elected to the company's Board of Directors.
     Salvagio has been President of PRSM, Inc., a family-owned management consulting firm for the past five years. Prior to that, he had 15 years of experience at Accenture, a global management consulting and technology services company. He served as managing partner of the Asia Pacific internal operations of Accenture while based in Hong Kong and Tokyo, and then became managing partner-corporate finance until 2001. Before that, Salvagio was an auditor and then partner of Arthur Andersen from 1969 to 1985. He served as a Captain in the U.S. Army from 1966 to 1988, with tours of duty in Berlin and Vietnam. He received his B.S. and M.S. in accounting from the University of Wyoming. Salvagio also serves as Chairman of the Audit Committee of the Board of Directors of Lumenis, Ltd., a world leader in laser and light-based technologies for medical and aesthetic applications.
     Puehringer has been President and COO of Baldwin since July 2005. He previously served as a Vice President of the Company, responsible primarily for Baldwin's European operations. Before joining Baldwin in 2001, Puehringer served as a manager at A.T. Kearney in Munich, where he was engaged in project management from 1999 to 2001. Prior to that, he was President and a Director of Voest-Alpine MCE, Indonesia, and managing director of Voest-Alpine Ice, Mexico. A graduate of the Technical University of Vienna and Linz Technical College in Austria, Puehringer has a Master of Science in management from Stanford University Graduate School of Business.
     Baldwin Chairman and CEO Gerald A. Nathe said, "We are pleased to add Karl and Ron to our Board of Directors. With Karl's broad operational experience and industry knowledge, and Ron's financial and Asian expertise, both will be valuable contributors as Baldwin continues to grow as a leader in the global marketplace."

     About Baldwin

     Baldwin Technology Company, Inc. is a leading global manufacturer of printing press accessories and controls for the newspaper publishing and commercial printing industries. Baldwin offers its customers a broad range of market-leading technologies, products and systems that enhance the quality of printed products and improve the economic and environmental efficiency of printing presses. Headquartered in Shelton, Ct., the company has sales and service centers, product development and manufacturing operations in the Americas, Asia and Europe. Baldwin's technology and products include cleaning systems, fluid management and ink control systems, web press protection systems and drying systems. For more information, visit http://www.baldwintech.com.

     Investors may contact Frank Hawkins or Julie Marshall at (305) 451-1888 or e-mail info@hawkassociates.com. For an online investment kit, visit http://www.hawkassociates.com. An investment profile about Baldwin Technology may be found at http://www.hawkassociates.com/baldwin/profile.php.


     CONTACT: Hawk Associates, Inc.
              Frank N. Hawkins, Jr. / Julie Marshall, 305-451-1888 info@hawkassociates.com http://www.hawkassociates.com